123 South Front Street • Memphis, TN • 38103-3607 • (901) 495-6500 • Fax: (901) 495-8300

News: For immediate release	Contact: Emma Jo Kauffman (901) 495-7005

AUTOZONE ANNOUNCES PRELIMINARY NON-RECURRING CHARGE;
PRESENTATION TO BE WEBCAST

Memphis, Tenn. (June 8, 2001) -- AutoZone, Inc. (NYSE symbol: AZO), today announced initiatives designed to further the creation of shareholder value and improve return on capital. The initiatives resulted from AutoZone's previously announced effort to review all of its under-performing assets. Based on preliminary results of this review, which management expects to complete before the end of the fiscal year in August, AutoZone anticipates reporting an after-tax non-recurring charge of $50 - $75 million for the quarter.

This expected charge includes the likely closing of 30 - 60 (of the more than 3,000 total) auto parts stores located throughout the U.S. that do not meet the current return on investment criteria. Historically, AutoZone has closed less than 1% of its internally developed stores.

AutoZone continues to explore alternatives relating to its heavy-duty truck parts subsidiary, TruckPro. TruckPro continues to be profitable, but with lower returns than the auto parts business. Alternatives that may lead to a write-down of assets include the possible restructuring of operations or the sale of TruckPro, possibly to management.

The non-recurring charge estimate also includes expenses relating to the closing of a very small depot for store supplies located in Memphis, TN, in addition to an estimate of other possible expenses, including charges related to merchandise and excess property that do not meet revised hurdle rates.

"We have nearly completed our strategic planning process and have identified many opportunities for future growth and profit improvement at AutoZone," said Steve Odland, chairman and chief executive officer. "This expected non-recurring charge relates to assets not meeting new higher company hurdle rates set as a result of our new plan. We expect most of the current charges to be non-cash and believe there will be opportunities to deploy cash proceeds into higher return initiatives."

Through the first five weeks of the quarter, AutoZone's same store sales are in the 4%-5% range. AutoZone remains comfortable that the fourth quarter First Call consensus estimate of $0.96 per share, before the restructuring charge, and the consensus estimate for fiscal 2002 are achievable.

AutoZone's management will make a presentation at the Credit Suisse First Boston Global Retailing Conference on Monday, June 11, 2001, at 4:30 p.m. EDT, that will be webcast by CSFB. This presentation and the supporting slides will be available to the general public at AutoZone.com by clicking "About Us", "Investor Relations", "Presentations". A replay of the presentation will be available beginning Tuesday morning, June 12, through Friday, June 22, at the AutoZone website or by calling 407-998-0664.

AutoZone sells auto and light truck parts, chemicals and accessories through over 3,000 AutoZone stores in 42 states plus the District of Columbia in the U.S. and 16 AutoZone stores in Mexico. AutoZone also sells heavy-duty truck parts through 49 TruckPro stores in 15 states, and automotive diagnostic and repair software through ALLDATA, diagnostic and repair information through alldatadiy.com, and auto and light truck parts through autozone.com.

Certain statements contained in this press release are forward-looking statements. These statements discuss, among other things, estimates, expected results of asset analyses, business strategies and future performance. These forward-looking statements are subject to risks, uncertainties and assumptions, including without limitation, accuracy of estimates, accurate and timely completion of asset reviews, competition, product demand, the economy, inflation, the ability to hire and retain qualified employees, consumer debt levels and the weather. Actual results may materially differ from anticipated results. Please refer to the Risk Factors section of Form 10-K for the year ended August 26, 2000, for more details related to these risks. The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

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